Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post Effective Amendment No. 3 to Registration Statement No. 333-107633 on Form S-3 of our reports dated March 10, 2005, relating to the financial statements and financial statement schedules of Powerwave Technologies, Inc. and to management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Powerwave Technologies, Inc. for the year ended January 2, 2005, as amended on Form 10-K/A, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/    DELOITTE & TOUCHE LLP

Costa Mesa, California

May 17, 2005